Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-21680, 33-57117, 333-02785, 333-64170, 333-78017, 333-83251, 333-87432, and 333-136071 of Valmont Industries, Inc. on Form S-8 and Registration Statement No. 333-59912 of Valmont Industries, Inc. on Form S-3 of our reports dated February 26, 2007, relating to the consolidated financial statements and financial statement schedule of Valmont Industries, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Valmont Industries, Inc. for the fiscal year ended December 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 26, 2007